Filed Pursuant to Rule 424(b)(5)
Registration No. 333-170097

PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 22, 2010)

28,740,000 Shares Remaining Under
40,000,000 Share Controlled Equity Offering

We have entered into a sales agreement with Cantor Fitzgerald & Co. relating to shares of our common stock offered by this prospectus supplement and the accompanying prospectus.  The program initially related to 40,000,000 shares of common stock and, as of the date of this prospectus supplement, 28,740,000 shares of our common stock remain unsold.  In accordance with the terms of the sales agreement, we may offer and sell up to the remaining 28,740,000 shares of our common stock from time to time through Cantor Fitzgerald & Co., as our agent for the offer and sale of the shares of common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “MFA.”  The last reported sale price of our common stock on the New York Stock Exchange on November 3, 2010 was $7.95 per share.

Sales of shares of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended (or the Securities Act), including sales made directly on the New York Stock Exchange or sales made to or through a market maker other than on an exchange.

Cantor Fitzgerald & Co. will be entitled to compensation of up to 2.5% of the gross sales price per share for any shares of common stock sold under the sales agreement.  In connection with the sale of the shares of common stock on our behalf, Cantor Fitzgerald & Co. may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cantor Fitzgerald & Co. may be deemed to be underwriting commissions or discounts.

Investing in our common stock involves certain risks.  Before buying any shares, you should read the discussion of material risks of investing in our common stock under the caption “Risk Factors” on page S-3 of this prospectus supplement and beginning on page 5 of our annual report on Form 10-K for the fiscal year ended December 31, 2009 and on page 47 in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010, which are each incorporated by reference into the accompanying prospectus, and in our periodic reports and other information that we file from time to time with the Securities and Exchange Commission (or SEC).

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

Cantor Fitzgerald & Co.

The date of this prospectus supplement is November 4, 2010.

TABLE OF CONTENTS
Page
Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
FORWARD-LOOKING STATEMENTS	S-2
RISK FACTORS	S-3
USE OF PROCEEDS	S-3
PLAN OF DISTRIBUTION	S-3
LEGAL MATTERS	S-4
EXPERTS	S-4

Prospectus

ABOUT THIS PROSPECTUS	1
FORWARD-LOOKING STATEMENTS	2
MFA FINANCIAL, INC.	3
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	4
USE OF PROCEEDS	5
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK	6
DESCRIPTION OF DEPOSITARY SHARES	10
DESCRIPTION OF WARRANTS	12
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS	13
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	18
PLAN OF DISTRIBUTION	38
LEGAL MATTERS	40
EXPERTS	41
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	42
INFORMATION WE FILE	43

ABOUT THIS PROSPECTUS SUPPLEMENT

The following information is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in the accompanying prospectus or incorporated by reference into the accompanying prospectus.  We encourage you to read this prospectus supplement and the accompanying prospectus, as well as the information which is incorporated by reference into the accompanying prospectus, in their entireties.  You should carefully consider the risks identified in our annual report on Form 10-K for the fiscal year ended December 31, 2009 and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010, which are incorporated by reference into the accompanying prospectus, before making an investment decision to purchase shares of our common stock.  All references to “we,” “our,” “us” or “the company” in this prospectus supplement and the accompanying prospectus mean MFA Financial, Inc.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.  We have not, and Cantor Fitzgerald & Co. has not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and Cantor Fitzgerald & Co. is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated therein by reference is accurate only as of its respective date or dates or on the date or dates which are specified in these documents.  Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (or the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (or the Exchange Act).  When used, statements which are not historical in nature, including those containing words such as "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" and similar expressions, are intended to identify forward-looking statements and, as such, may involve known and unknown risks, uncertainties and assumptions.

These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to:

•	changes in interest rates and the market value of our mortgage-backed securities (or MBS);

•	changes in the prepayment rates on the mortgage loans securing our MBS;

•	our ability to use borrowings to finance our assets;

•	implementation of or changes in government regulations or programs affecting our business;

•	our ability to maintain our qualification as a real estate investment trust (or a REIT) for federal income tax purposes;

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; and

•	risks associated with investing in real estate assets, including changes in business conditions and the general economy.

These and other risks, uncertainties and factors, including those identified in this prospectus supplement, in our annual report on Form 10-K for the fiscal year ended December 31, 2009, in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010 and in our periodic reports and other information that we file from time to time with the Securities and Exchange Commission (or SEC), could cause our actual results to differ materially from those projected in any forward-looking statements we make.  All forward-looking statements speak only as of the date they are made, and we do not undertake, and specifically disclaim, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

RISK FACTORS

An investment in our common stock involves risks.  Before acquiring any shares of our common stock offered pursuant to this prospectus supplement, you should carefully consider, among other factors, the risks referred to in the section of this prospectus supplement entitled “Forward-Looking Statements” and those set forth under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent annual report on Form 10-K and under the captions “Item 1A. Risk Factors” and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent quarterly report on Form 10-Q, which reports are incorporated herein by reference.  In the future, you should also carefully consider the disclosures relating to the risks of an investment in the Company contained in the reports or documents we subsequently file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, which reports and documents will deemed to be incorporated by reference into the accompanying prospectus upon their filing, and in our periodic reports and other information that we file from time to time with the SEC.  (See “Incorporation of Certain Documents by Reference” and “Forward-Looking Statements” in the accompanying prospectus.)

USE OF PROCEEDS

We intend to use the net proceeds from any sales of shares of common stock offered by this prospectus supplement and the accompanying prospectus to acquire additional assets consistent with our investment policy and for general corporate purposes, which may include, among other things, the repayment of our repurchase agreements.

PLAN OF DISTRIBUTION

We entered into a controlled equity offering sales agreement with Cantor Fitzgerald & Co. on December 12, 2008, under which we may issue and sell an aggregate amount of up to 40,000,000 shares of our common stock from time to time through Cantor Fitzgerald & Co. as our agent.  As of the date of this prospectus supplement, 28,740,000 shares of our common stock remain unsold under the program.  The sales agreement was filed as exhibit 1.1 to our current report on 8-K filed with the Securities and Exchange Commission on December 12, 2008, incorporated by reference in this prospectus supplement.

Upon written instructions from us, Cantor Fitzgerald & Co. will use its commercially reasonable efforts consistent with its sales and trading practices to solicit offers to purchase shares of our common stock under the terms and subject to the conditions set forth in the sales agreement.  Cantor Fitzgerald & Co.’s solicitation will continue until we instruct Cantor Fitzgerald & Co. to suspend the solicitations and offers.  We will instruct Cantor Fitzgerald & Co. as to the amount of common stock to be sold by Cantor Fitzgerald & Co.  We may instruct Cantor Fitzgerald & Co. not to sell common stock if the sales cannot be effected at or above the price designated by us in any instruction.  We or Cantor Fitzgerald & Co. may suspend the offering of common stock upon proper notice and subject to other conditions.

Cantor Fitzgerald & Co. will provide written confirmation to us no later than the opening of the trading day on the New York Stock Exchange following the trading day in which shares of our common stock are sold under the sales agreement.  Each confirmation will include the number of shares sold on the preceding day, the net proceeds to us and the compensation payable by us to Cantor Fitzgerald & Co. in connection with the sales.

We will pay Cantor Fitzgerald & Co. commissions for its services in acting as agent in the sale of common stock.  Cantor Fitzgerald & Co. will be entitled to compensation of up to 2.5% of the gross sales price per share for any shares of common stock sold under the sales agreement.  We estimate that the total expenses for the offering, excluding compensation payable to Cantor Fitzgerald & Co. under the terms of the sales agreement, will be approximately $150,000.

Settlement for sales of common stock will occur on the third business day following the date on which any sales are made, or on some other date that is agreed upon by us and Cantor Fitzgerald & Co. in connection with a particular transaction, in return for payment of the net proceeds to us.  There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of the common stock on our behalf, Cantor Fitzgerald & Co. may, and will with respect to sales effected in an “at the market offering,” be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Cantor Fitzgerald & Co. may be deemed to be underwriting commissions or discounts.  We have agreed to provide indemnification and contribution to Cantor Fitzgerald & Co. against certain civil liabilities, including liabilities under the Securities Act.  We have also agreed to reimburse Cantor Fitzgerald & Co. for other specified expenses.

The offering of shares of our common stock pursuant to the sales agreement will terminate upon the earlier of (1) the sale of all common stock subject to the agreement, whether by Cantor Fitzgerald & Co. or any other agent pursuant to an “at the market offering” or (2) termination of the sales agreement.  The sales agreement may be terminated by us in our sole discretion at any time by giving notice to Cantor Fitzgerald & Co. Cantor Fitzgerald & Co. may terminate the sales agreement under the circumstances specified in the sales agreement and in its sole discretion at any time following a period of twelve months from the date of the sales agreement by giving notice to us.

In no event will the maximum discount to be received by any FINRA member in connection with this offering exceed 8.0%.  The maximum reimbursement to any FINRA member for bona fide due diligence expenses incurred in connection with this offering will not exceed 0.5%.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus supplement will be passed upon for us by Clifford Chance US LLP, New York, New York.  Certain legal matters in connection with this offering will be passed upon for Cantor Fitzgerald & Co. by DLA Piper LLP (US), New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009 and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports which are incorporated by reference into the accompanying prospectus and elsewhere in the registration statement.  Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PROSPECTUS

MFA FINANCIAL, INC.

Common Stock
Preferred Stock
Depositary Shares
and
Warrants
___________________

We may from time to time offer our common stock, preferred stock (which we may issue in one or more series), depositary shares representing shares of our preferred stock or warrants entitling the holders to purchase our common stock, preferred stock or depositary shares.  We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them.  We may sell securities to or through underwriters, through agents or directly to purchasers.

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we offer in the future.  We may describe the terms of those securities in a term sheet which will precede the prospectus supplement.

In each prospectus supplement, we will include the following information:

•	The names of the underwriters or agents, if any, through which we will sell the securities.

•	The proposed amount of securities, if any, which the underwriters will purchase.

•	The compensation, if any, of those underwriters or agents.

•	The public offering price of the securities.

•	Information about securities exchanges, electronic communications networks or automated quotation systems on which the securities will be listed or traded.

•	Any other material information about the offering and sale of the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

October 22, 2010

CONTENTS
Page

ABOUT THIS PROSPECTUS	1
FORWARD-LOOKING STATEMENTS	2
MFA FINANCIAL, INC.	3
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	4
USE OF PROCEEDS	5
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK	6
DESCRIPTION OF DEPOSITARY SHARES	10
DESCRIPTION OF WARRANTS	12
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS	13
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	18
PLAN OF DISTRIBUTION	38
LEGAL MATTERS	40
EXPERTS	41
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	42
INFORMATION WE FILE	43

- i -

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement.  Under this shelf registration statement, we may sell any combination of our common stock, preferred stock, depositary shares representing shares of our preferred stock or warrants entitling the holders to purchase our common stock, preferred stock or depositary shares in one or more offerings.  This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may add, update or change information contained in this prospectus.  Before you buy any of our securities, it is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading "Incorporation of Certain Documents By Reference."

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (or the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (or the Exchange Act).  When used, statements which are not historical in nature, including those containing words such as "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" and similar expressions, are intended to identify forward-looking statements and, as such, may involve known and unknown risks, uncertainties and assumptions.

These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to:

•	changes in interest rates and the market value of our mortgage-backed securities (or MBS);

•	changes in the prepayment rates on the mortgage loans securing our MBS;

•	our ability to borrow to finance our assets;

•	implementation of or changes in government regulations or programs affecting our business;

•	our ability to maintain our qualification as a real estate investment trust (or a REIT) for federal income tax purposes;

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; and

•	risks associated with investing in real estate assets, including changes in business conditions and the general economy.

These and other risks, uncertainties and factors, including those identified in our annual report on Form 10-K for the fiscal year ended December 31, 2009 and any subsequent report incorporated in this registration statement by reference, or which may be discussed in a prospectus supplement, could cause our actual results to differ materially from those projected in any forward-looking statements we make.  All forward-looking statements speak only as of the date they are made and we do not undertake, and specifically disclaim, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

MFA FINANCIAL, INC.

We are a self-advised REIT primarily engaged in the business of investing, on a leveraged basis, in residential MBS that are issued or guaranteed as to principal and/or interest by a federally chartered corporation, such as Fannie Mae or Freddie Mac, or any agency of the U.S. Government, such as Ginnie Mae, and residential MBS not guaranteed by any U.S. Government agency or any federally chartered corporation.  Our principal business objective is to generate net income for distribution to our stockholders resulting from the difference between the interest and other income we earn on our investments and the interest expense we pay on the borrowings that we use to finance our leveraged investments and our operating costs.

Our principal executive offices are located at 350 Park Avenue, 21st Floor, New York, New York 10022, and our telephone number is 212-207-6400. Our website is www.mfa-reit.com. The information on our website is not, and should not be interpreted to be, part of this prospectus.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Six Months Ended June 30,	Years Ended December 31,
	2010	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges and preferred stock dividends(1)	2.61x	2.09x	1.11x	1.07x	0.98x	0.99x
______________________
(1)
The ratios of earnings to fixed charges and preferred stock dividends were computed by dividing earnings by the sum of fixed charges and preferred stock dividends.  For this purpose, earnings consist of net income from continuing operations and fixed charges.  Fixed charges consist of our interest expense and estimated interest within rental expense.

USE OF PROCEEDS

Except as may be set forth in a particular prospectus supplement, we will add the net proceeds from sales of securities to our general corporate funds, which we may use for new investments, to repay indebtedness or for other general corporate purposes.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following description of the terms of our stock is only a summary.  This summary is not complete and is qualified by the provisions of our charter and bylaws, and the Maryland General Corporation Law, or MGCL.  See "Incorporation Of Certain Documents By Reference."

General

Our charter provides that we may issue up to 500 million shares of capital stock, all with a par value of $0.01 per share.  As of September 30, 2010, 370 million of these authorized shares were classified as common stock, 5 million shares were classified as preferred stock and 125 million shares were classified as excess stock.  As of September 30, 2010, we had 280,913,622 shares of common stock and 3.8 million shares of 8.50% Series A Cumulative Redeemable Preferred Stock and no shares of excess stock outstanding.

Pursuant to our charter, the board of directors of our company (or our board) is authorized to classify and reclassify any unissued shares of our capital stock, to provide for the issuance of shares in other classes or series (including preferred stock in one or more series), to establish the number of shares in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series.  Under Maryland law, stockholders are generally not liable for our debts or obligations.

Common Stock

All shares of our common stock offered hereby will be duly authorized, validly issued, fully paid and non-assessable.  Holders of our common stock will be entitled to receive distributions on their shares of common stock if, as and when our board authorizes and we declare distributions out of legally available funds.  However, rights to distributions may be subordinated to the rights of holders of our preferred stock, when preferred stock is issued and outstanding, or subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock.  See "—Restrictions on Ownership and Transfer" below.  In the event of our liquidation, dissolution or winding up, each outstanding share of our common stock will entitle its holder to a proportionate share of the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of the common stockholders.  There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, sinking fund, redemption or exchange rights or any preemptive rights to subscribe for any of our securities and generally have no appraisal rights.  Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock, all shares of our common stock have equal dividend, distribution, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge with another entity, sell all or substantially all of its assets or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter.  Our charter provides that these matters (other than certain amendments to the provisions of our charter related to our board, consideration of non-stockholder constituencies, indemnification, exculpation, advance notice of stockholder proposals and the charter amendment section) may be approved by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon.

Our charter grants our board the power to authorize the issuance of additional authorized but unissued shares of common stock and preferred stock.  Our board may also classify or reclassify unissued shares of common stock or preferred stock and authorize their issuance.

We believe that these powers of our board provide increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.  Although our board does not intend to do so at the present time, it could authorize the issuance of a class or series that could delay, defer or prevent a change of control or other transaction that might involve a premium price for the common stock or otherwise be in the best interest of our stockholders.

Preferred Stock

We may issue preferred stock in one or more classes or series with any rights and preferences which may be authorized by our board.  The preferred stock, when issued, will be duly authorized, validly issued, fully paid and non-assessable.  Because our board has the power to establish the preferences, powers and rights of each series of preferred stock, our board may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of the holders of our common stock.

On September 30, 2010, there were 3.8 million shares of our 8.50% Series A Cumulative Redeemable Preferred Stock outstanding.  A description of our 8.50% Series A Cumulative Redeemable Preferred Stock is set forth in our Articles Supplementary, dated April 22, 2004, filed on Form 8-A with the U.S. Securities and Exchange Commission (or the SEC) on April 23, 2004, and is incorporated herein by reference.

The rights, preferences, privileges and restrictions of each series of preferred stock will be fixed by the articles supplementary relating to such series.  We will distribute a prospectus supplement with regard to each series of preferred stock.  The prospectus supplement, relating to each such series, will specify the terms of the preferred stock, as follows:

•	the title and stated par value of the preferred stock;

•	the number of shares offered, the liquidation preference per share and the offering price per share of the preferred stock;

•	the dividend rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred stock;

•	the date from which dividends on the preferred stock will accumulate, if applicable;

•	the voting rights, if applicable, of the preferred stock;

•	the provision for a sinking fund, if any, for the preferred stock;

•	the provision for or any restriction on redemption or repurchase, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and provisions, if any, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

•	a discussion of certain material U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;

•
any limitation on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;

•
any limitations on direct or beneficial ownership and restrictions on transfer of the preferred stock, in each case as may be appropriate to, among other purposes, preserve our qualification as a REIT; and

•	any other specific terms, preference rights, limitations or restrictions of the preferred stock.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT, our stock must be beneficially owned by 100 or more persons for at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.  Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended (or the Code), to include certain exempt entities) during the last half of a taxable year.

Our charter provides that, subject to certain exceptions, no stockholder or "group" (as defined in Section 13(d)(3) of the Exchange Act) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the number or value of the outstanding shares of our capital stock (or the Ownership Limit).  Our board may waive the Ownership Limit if it is presented with evidence satisfactory to it that the waiver will not jeopardize our qualification as a REIT.  As a condition to any such waiver, our board may require opinions of counsel satisfactory to it and must receive an undertaking from the applicant with respect to preserving our REIT qualification.  The Ownership Limit will not apply if our board determines that it is no longer in our best interests to continue to qualify as a REIT.

If shares of common stock and/or preferred stock in excess of the Ownership Limit, or shares which would cause us to be beneficially owned by fewer than 100 persons or cause us to become "closely held" under Section 856(h) of the Code, are issued or transferred to any person, the issuance or transfer shall be void as to the number of shares in violation of such restrictions and the intended transferee will acquire no rights to such shares of common stock and/or preferred stock.  Shares issued or transferred that would cause any stockholder (or a Prohibited Owner) to own more than the Ownership Limit or cause us to become "closely held" under Section 856(h) of the Code will automatically be converted into an equal number of shares of excess stock.  All excess stock will be automatically transferred, without action by the Prohibited Owner, to a trust for the exclusive benefit of one or more charitable beneficiaries that we select, and the Prohibited Owner will not acquire any rights in the shares of excess stock.  Such automatic transfer shall be deemed to be effective as of the close of business on the day prior to the date of the transfer causing a violation.  The trustee of the trust shall be appointed by us and must be independent of us and the Prohibited Owner.  The Prohibited Owner shall have no right to receive dividends or other distributions with respect to, or be entitled to vote, any shares of excess stock held in the trust.  Any dividend or other distribution paid prior to the discovery by us that excess stock has been transferred to the trust must be paid by the recipient of the dividend or distribution to the trustee upon demand for the benefit of the charitable beneficiary, and any dividend or other distribution authorized but unpaid shall be paid when due to the trust.  The trust shall have all dividend and voting rights with respect to the shares of excess stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary.  Any dividend or distribution so paid to the trust shall be held in trust for the charitable beneficiary.

Within 20 days of receipt of our notice that excess stock has been transferred to the trust, the trustee will sell the excess stock held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in our charter.  Upon such sale, any interest of the charitable beneficiary in the excess stock sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the charitable beneficiary as follows.  The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the excess stock or, if the Prohibited Owner did not give value for the excess stock in connection with the event causing the excess stock to be held in the trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in our charter) of the excess stock on the day of the event causing the excess stock to be held in the trust, and (b) the price per share received by the trustee from the sale or other disposition of the excess stock held in the trust.  Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the charitable beneficiary.  If, prior to our discovery that excess stock has been transferred to the trust, the excess stock is sold by a Prohibited Owner, then the excess stock will be deemed to have been sold on behalf of the trust and, to the extent that the Prohibited Owner received an amount for the excess stock that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, the excess shall be paid to the trustee upon demand.

The Ownership Limit provision will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration is increased.  Any change in the Ownership Limit would require an amendment to our charter.  Such an amendment will require the affirmative vote of the holders of a majority of the outstanding shares of common stock and any other class of capital stock with such voting rights.  In addition to preserving our qualification as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of our company without the approval of our board.

To the extent our shares of stock are certificated, all certificates representing shares of our common stock or preferred stock will refer to the restrictions described above.

Any person who acquires or attempts or intends to acquire shares of our stock in violation of any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT.

All persons who own, directly or by virtue of the attribution provisions of the Code, 5% or more of our outstanding shares of stock (or such other percentage at the time prescribed by the Code or the regulations promulgated thereunder) must file a written statement with us containing the information specified in our charter within 30 days after January 1 of each year.  In addition, each stockholder must upon demand disclose to us such information as we deem necessary in order to determine our qualification as a REIT and to ensure compliance with the Ownership Limit.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and preferred stock is BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, NJ 07310-1900.  Its telephone number is 866-249-2610 and its website is www.bnymellon.com/shareowner/isd.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary receipts representing interests in shares of a particular series of preferred stock, which are called depositary shares.  We will deposit the shares of preferred stock of a series which is the subject of depositary shares with a depositary, which will hold that preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us.  The holders of depositary shares will be entitled to all of the rights and preferences of the shares of preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that preferred stock.

While the deposit agreement relating to a particular series of preferred stock may have provisions applicable solely to that series of preferred stock, all deposit agreements relating to preferred stock we issue will include the following provisions:

Dividends and Other Distributions.  Each time we pay a cash dividend or make any other type of cash distribution with regard to preferred stock held by a depositary, the depositary will distribute the dividend or other distribution to the holders of depositary shares in proportion to the depositary shares held by each of them.  If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

Withdrawal of Preferred Stock.  A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable series of preferred stock, and any money or other property, to which the depositary shares relate.

Redemption of Depositary Shares.  Whenever we redeem shares of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of preferred stock held by the depositary which we redeem, subject to the depositary's receiving the redemption price of those shares of preferred stock.  If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

Voting.  Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting.  The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preferred stock to which the depositary shares relate in accordance with those instructions.

Liquidation Preference.  Upon our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares (or fraction of a share) of preferred stock which is represented by the depositary share.

Conversion.  If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares (or fractions of shares) of preferred stock to which the depositary shares relate could at the time be converted.

Amendment and Termination of a Deposit Agreement.  We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred stock to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares.  No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preferred stock to which they relate, except as required to comply with law.  We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates.  Upon termination of a deposit agreement, the depositary will make the whole or fractional shares of preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares.  A deposit agreement will automatically terminate if:

•	all outstanding depositary shares to which it relates have been redeemed or converted; or

•	the depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

Miscellaneous.  There will be provisions: (1) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the shares of preferred stock to which the depositary shares relate; (2) regarding compensation of the depositary; (3) regarding resignation of the depositary; (4) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct); and (5) indemnifying the depositary against certain possible liabilities.

DESCRIPTION OF WARRANTS

Each issue of warrants will be the subject of a warrant agreement which will contain the terms of the warrants.  We will distribute a prospectus supplement with regard to each issue of warrants.  Each prospectus supplement will describe, as to the warrants to which it relates:

•	the securities which may be purchased by exercising the warrants (which may be common stock, preferred stock, depositary shares or units consisting of two or more of those types of securities);

•	the exercise price of the warrants (which may be wholly or partly payable in cash or wholly or partly payable with other types of consideration);

•	the period during which the warrants may be exercised;

•	any provision adjusting the securities which may be purchased on exercise of the warrants and the exercise price of the warrants in order to prevent dilution or otherwise;

•	the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

•	any other material terms of the warrants.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary.  This summary is not complete and is qualified by the provisions of our charter and bylaws, and the MGCL.  See "Incorporation Of Certain Documents By Reference."

Classification of Our Board

Our bylaws provide that the number of directors may be established by our board but may not be fewer than the minimum number permitted by the MGCL nor more than fifteen.  Any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, only by a majority of the remaining directors.  Any director elected to fill a vacancy by our board serves for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualifies.

Pursuant to our charter, our board is divided into three classes of directors.  Directors of each class serve for three-year terms and each year one class of directors will be elected by the stockholders.  The number of directors in each class and the expiration of the current term of each class term is as follows:

Class I	3 Directors	Expires 2011
Class II	3 Directors	Expires 2012
Class III	3 Directors	Expires 2013

We believe that the classification of our board helps to assure the continuity and stability of our business strategies and policies as determined by our board.  Common stockholders have no right to cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

The classified board provision of our charter could have the effect of making the replacement of incumbent directors more time-consuming and difficult.  At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board.  Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.  The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of our company, even though the tender offer or change in control might be in the best interest of our stockholders.

Removal of Directors

Our charter provides that a director may be removed only for cause and only by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors.  This provision, when coupled with the exclusive power of our board to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filing the vacancies created by the removal with their own nominees.

Business Combinations

Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.  An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation's outstanding voting stock; or

•
an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if our board approved in advance the transaction by which he or she otherwise would have become an interested stockholder.  However, in approving a transaction, our board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by our board of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that holders of control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter.  Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter.  Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.  A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares.  The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting.  If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved.  The right of the corporation to redeem control shares is subject to certain conditions and limitations.  Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved.  If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.  The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.  Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock.  There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Without our having elected to be subject to Subtitle 8, our charter and bylaws already (1) provide for a classified board, (2) require the affirmative vote of the holders of at least 80% of the votes entitled to be cast in the election of directors for the removal of any director from our board, which removal will be allowed only for cause, (3) vest in our board the exclusive power to fix the number of directorships and (4) require, unless called by our Chairman of the Board, Chief Executive Officer or President or our board, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting.  In addition, we have elected to be subject to the Subtitle 8 provision that requires a vacancy on our board to be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred.

Meetings of Stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually.  In addition, our Chairman of our Board, Chief Executive Officer, President or our board may call a special meeting of our stockholders.  Subject to the provisions of our bylaws, a special meeting of our stockholders will also be called by our Secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

Limitation and Indemnification of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.  Our charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify any director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another entity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her status as a director or officer of our company and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.  The charter also permits our company to indemnify and advance expenses to any employee or agent of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity.  Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.  However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.  In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer only upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Amendment to Our Charter

Our charter may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter; provided, however, that certain amendments related to our board, consideration of non-stockholder constituencies, indemnification, exculpation, advance notice of stockholder proposals and the charter amendment section require the affirmative vote of not less than 80% of all the votes entitled to be cast on such matters.

Dissolution of Our Company

Our dissolution must be declared advisable by a majority of our entire board and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our charter provides that, with respect to annual meetings, timely notice of stockholder business proposals and stockholder nominees for directors must be received in accordance with the bylaws.  The bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board and the proposal of other business to be considered by stockholders may be made only pursuant to our notice of the meeting, by our board or by a stockholder who has complied with the advance notice procedures of the bylaws.  With respect to special meetings of stockholders, proposals of business to be considered by stockholders may be made only pursuant to our notice of the meeting, by our board or by a stockholder who has complied with the advance notice provisions of the bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The business combination provisions and the control share acquisition provisions of Maryland law, the provisions of our charter on classification of our board and removal of directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of common stock or otherwise be in their best interest.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our capital stock.  For purposes of this section, references to "we," "our," "us" or "our company" mean only MFA Financial, Inc. and not our subsidiaries or other lower-tier entities, except as otherwise indicated.  This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department (or the Treasury regulations), current administrative interpretations and practices of the Internal Revenue Service (or IRS) (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.  No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary.  The summary is also based upon the assumption that the operation of our company, and of its subsidiaries and other lower-tier and affiliated entities, will, in each case, be in accordance with its applicable organizational documents.  This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our capital stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies (or RICs);

•	trusts and estates;

•	holders who receive our capital stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our capital stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us; and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our capital stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR CAPITAL STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE.  IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR CAPITAL STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER'S PARTICULAR TAX CIRCUMSTANCES.  YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR CAPITAL STOCK.

Taxation of Our Company—General

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1998.  We believe that we have been organized and operated in a manner that allows us to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to be organized and operate in such a manner.

In the opinion of Clifford Chance US LLP, our counsel, commencing with our taxable year ended December 31, 1998, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and our proposed method of operation will enable us to continue to so qualify.  Clifford Chance US LLP's opinion relies, with respect to all taxable periods beginning prior to January 1, 2002, solely on an opinion issued by Kutak Rock LLP, which previously served as our counsel.  It must be emphasized that Clifford Chance US LLP's opinion is based and conditioned upon certain assumptions and representations made by us as to factual matters (including our representations concerning our income and properties and the past, present, and future conduct of our business operations as set forth in this prospectus and factual certificates provided by our management).  The opinion is expressed as of the date of this prospectus and Clifford Chance US LLP has no obligation to advise of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law.  Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various requirements imposed under the Internal Revenue Code as discussed below, the results of which will not be reviewed by Clifford Chance US LLP.  Accordingly, no assurance can be given that the actual results of our operation for any one taxable year have satisfied or will satisfy such requirements.  See "—Failure to Qualify."  An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge our qualification as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code.  The material qualification requirements are summarized below, under "—Requirements for Qualification as a REIT."  While we believe that we have operated and intend to continue to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future.  See "—Failure to Qualify."

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders.  This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that results generally from investment in a corporation.  Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.

For tax years through 2010, stockholders who are individual U.S. stockholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends.

With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs.  See "—Taxation of Taxable U.S. Stockholders."

Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the "alternative minimum tax" on our items of tax preference, if any.

•
If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax.  See "—Prohibited Transactions" and "—Foreclosure Property" below.

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as "foreclosure property," we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•
If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•
If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that do not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•
If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•
If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in "—Requirements for Qualification as a REIT."

•
A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any taxable REIT subsidiaries (or TRSs) we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•
If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation.  The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•
We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in real estate mortgage investment conduits (or REMICs) to the extent our stock is held by specified tax-exempt organizations not subject to tax on unrelated business taxable income.  To the extent that we own a REMIC residual interest through a TRS, we will not be subject to this tax.  For a discussion of excess inclusion income, see "—Excess Inclusion Income."

•
We may elect to retain and pay income tax on our net long-term capital gain.  In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder's basis in our capital stock.

•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise property and other taxes.  We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

(6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include specified entities);

(7)	which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire year.  Conditions (5) and (6) do not apply to the first taxable year for which an election is made to be taxed as a REIT.

We believe that we currently satisfy conditions (1) through (8) above.  In addition, our charter provides for restrictions regarding ownership and transfer of our capital stock.  These restrictions are intended to assist us in satisfying the share ownership requirements described in (5) and (6) above.  To maintain compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares.  To do so, we must demand written statements each year from the record holders of significant percentages of our stock, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us).  A list of those persons failing or refusing to comply with this demand must be maintained as part of our records.  Failure by us to comply with these record-keeping requirements could subject us to monetary penalties.  If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition.  A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year.  We satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below.  However, solely for purposes of the 10% value test, described below, the determination of a REIT's interest in partnership assets will be based on the REIT's proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code.  In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT.  Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as assets and items of income of our company for purposes of applying the REIT requirements described below.  Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below.  A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly-owned by a REIT, by other disregarded subsidiaries or by a combination of the two.  Single member limited liability companies that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests.  Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes.  Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation.  Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation.  See "—Asset Tests" and "—Gross Income Tests."

Taxable REIT Subsidiaries

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns.  Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary.  This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below.  Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent's compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales).  If dividends are paid to us by one or more TRSs we may own then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates.  See "—Taxation of Taxable U.S. Stockholders" and "—Annual Distribution Requirements."

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation.  First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS's adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year).  In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm's-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

We had made a TRS election with respect to our ownership interest in Retirement Centers Corporation (or RCC), which election was effective, for U.S. federal income tax purposes, as of March 30, 2002.  During the time RCC was our TRS, we and RCC engaged in certain transactions pursuant to which RCC made interest and other payments to us.  We believe that such transactions were entered into at arm's length.  However, no assurance can be given that any such payments would not result in the limitation on interest deductions or 100% excise tax provisions being applicable to us and RCC.  We, together with RCC, revoked RCC's election to be a TRS on January 2, 2003.  As a result, effective January 2, 2003, RCC became a qualified REIT subsidiary.

Gross Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests.  First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions" and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including "rents from real property," dividends received from and gains from the disposition of other Shares of REITs, interest income derived from mortgage loans secured by real property (including certain types of MBS), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments.  Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property.  If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property.  Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (or a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person.  This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property.  If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC.

We believe that the interest, original issue discount, and market discount income that we receive from our mortgage related securities generally will be qualifying income for purposes of both gross income tests.  However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.  In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan.  In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Dividend Income

We may indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries.  These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation.  Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test.  Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Foreign Investments

To the extent that we hold or acquire foreign investments, such as CMBS denominated in foreign currencies, such investments may generate foreign currency gains and losses.  “Real estate foreign exchange gain” is excluded from the calculation of the 75% and 95% gross income tests and other “passive foreign exchange gain” is excluded from the calculation of the 95% gross income test.  “Real estate foreign exchange gain” means (i) foreign currency gain attributable (without duplication) to (A) an item of income or gain to which the 75% gross income test applies, (B) the acquisition or ownership of obligations secured by mortgages on real property or on interests in real property, or (C) becoming or being the obligor under obligations secured by mortgages on real property or interests in real property, or (ii) foreign currency gain attributable to certain “qualified business units” of a REIT.  “Passive foreign exchange gain” is (without duplication) real estate foreign exchange gain, foreign currency gain attributable to an item of income or gain to which the 95% gross income test applies, foreign currency gain attributable to the acquisition or ownership of obligations, or foreign currency gain attributable to becoming or being the obligor under obligations.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities.  Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments.  Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests.  Real estate liability hedging transactions entered into on or before July 30, 2008, however, will likely generate non-qualifying income for purposes of the 75% gross income test, and foreign currency hedges entered into on or before July 30, 2008 will likely generate non-qualifying income for purposes of both the 75% and 95% gross income tests.  Moreover, to the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non qualifying income for purposes of both of the 75% and 95% gross income tests.  We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Rents from Real Property

To the extent that we own real property or interests therein, rents we receive qualify as "rents from real property" in satisfying the gross income tests described above, only if several conditions are met, including the following.  If rent attributable to personal property leased in connection with real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property.  The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

In addition, in order for rents received by us to qualify as "rents from real property," the rent must not be based in whole or in part on the income or profits of any person.  However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us.  Moreover, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from which we derive no income or through a TRS.  We are permitted, however, to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property.  In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property.  In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.

Failure to Satisfy the Gross Income Tests

We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests.  If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code.  These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury regulation.  It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances.  If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT.  As discussed above under "—Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets.  First, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital.  For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of MBS and mortgage loans.  Regular or residual interest in REMICs are generally treated as a real estate asset.  If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning our proportionate share of the assets of the REMIC.  Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.  Second, the value of any one issuer's securities owned by us may not exceed 5% of the value of our gross assets.  Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value.  Fourth, the aggregate value of all securities of TRSs held by us may not exceed 20% of the value of our gross assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries.  The 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT.  In addition, (a) a REIT's interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership.

For purposes of the 10% value test, "straight debt" means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our "controlled taxable.

We currently own 100% of RCC.  RCC elected to be taxed as a REIT for its taxable year ended December 31, 2001 and jointly elected, together with us, to be treated as a TRS effective as of March 30, 2002.  On January 2, 2003, we, together with RCC, revoked RCC's election to be treated as a TRS.  As a result, effective January 2, 2003, RCC became a qualified REIT subsidiary.  We believe that RCC met all of the requirements for taxation as a REIT with respect to its taxable year ended December 31, 2001 and as a TRS commencing as of March 30, 2002 through January 2, 2003; however, the sections of the Code that relate to qualification as a REIT are highly technical and complex and there are certain requirements that must be met in order for RCC to have qualified as a TRS effective March 30, 2002.  Since RCC was and we believe has been subject to taxation as a REIT or a TRS, as the case may be, at the close of each quarter of our taxable years beginning with our taxable year ended December 31, 2001, until such time RCC became a qualified REIT subsidiary, we believe that our ownership interest in RCC did not cause us to fail to satisfy the 10% value test.  In addition, we believe that we have at all times prior to October 1, 2002 owned less than 10% of the voting securities of RCC.  No assurance, however, can be given that RCC in fact qualified as a REIT for its taxable year ended December 31, 2001 or as a TRS as of March 30, 2002, that the non-voting preferred stock of RCC owned by us would not be deemed to be "voting stock" for purposes of the asset tests or, as a result of any of the foregoing, that we have qualified or will continue to qualify as a REIT.

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values.  If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter.  If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000.  If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

We expect that the assets and mortgage related securities that we own generally will be qualifying assets for purposes of the 75% asset test.  We believe that our holdings of securities and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis.  Moreover, values of some assets may not be susceptible to a precise determination and are subject to change in the future.  Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests.  Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.

In addition, we have entered into and we intend to continue to enter into repurchase agreements under which we nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets.  We believe that we have been and will continue to be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreement notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement.  It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of:

•	90% of our "REIT taxable income" (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year.  Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared.  In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year.  These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be "preferential dividends."  A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion.  In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains.  In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us.  Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, other than the capital gain net income which we elect to retain and pay tax on for that year, and (c) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax.  We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash and (b) the inclusion of items in income by us for U.S. federal income tax purposes.  In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year.  In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends.  However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

To satisfy the distribution requirement and to prevent the imposition of entity level tax on any retained net income, from time to time, we may declare taxable dividends payable in cash or our common stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be limited to 10% or more of the aggregate amount of such dividend.  Under IRS Revenue Procedure 2010-12, such dividends, to the extent made with respect to any of our taxable years ending on or before December 31, 2011, will satisfy the REIT requirements if up to 90% of the taxable dividend is payable in our shares and other requirements are met.  In such case, for U.S. federal income tax purposes, the amount of the dividend paid in stock would be equal to the amount of cash that could have been received instead of stock.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders.  These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

Excess Inclusion Income

If we acquire a residual interest in a REMIC, we may realize excess inclusion income.  If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes and, as a result, we may also realize excess inclusion income.  If all or a portion of our company is treated as a taxable mortgage pool or we own a residual interest in a REMIC, our qualification as a REIT generally should not be impaired; however, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our stockholders.  Any excess inclusion income:

•	could not be offset by net operating losses of a stockholder;

•
in the case of a stockholder that is a REIT, a RIC, a common trust fund or other pass-through entity, would be considered excess inclusion income of such entity and such entity will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations;

•	would be subject to tax as unrelated business taxable income to a tax-exempt holder;

•
would be subject to the application of the U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. stockholders; and

•
would be taxable (at the highest corporate tax rates) to us, rather than our stockholders, to the extent allocable to our stock held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).  Nominees or other broker/dealers who hold our stock on behalf of disqualified organizations are subject to this tax on the portion of our excess inclusion income allocable to the capital stock held on behalf of disqualified organizations.

The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under the current law.  Tax-exempt investors, RIC or REIT investors, foreign investors, and taxpayers with net operating losses should consult with their tax advisors with respect to excessive inclusion income.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax.  The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT.  We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business.  However, whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances.  No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held for sale to customers or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply.  The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

The Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction.  In order to meet the safe harbor, among other things, (i) we must have held the property for at least 2 years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for 2 years for the production of rental income) and (ii) during the taxable year the property is disposed of, we must not have made more than 7 property sales or, alternatively, the aggregate adjusted basis or fair market value of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively, of all of our assets as of the beginning of the taxable year.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property.  REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test.  Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT.  We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Failure to Qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available).  This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause.  If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.  Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made.  In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction.  Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost.  It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations.  For these purposes, a U.S. stockholder is a beneficial owner of our capital stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.  A partner of a partnership holding our capital stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions

Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations.  In determining the extent to which a distribution with respect to our capital stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock.  Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock.  To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains.  U.S. stockholders will increase their adjusted tax basis in our capital stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us.  Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income.  Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of U.S. stockholders who are individuals, and 35% for corporations.  Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder's shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares.  To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder's shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less.  In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as "qualified dividend income."  A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the capital stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such capital stock became ex-dividend with respect to the relevant distribution.  The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)	the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest);

(b)
the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c)
the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS we may form, or a "qualifying foreign corporation" and specified holding period requirements and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements.  See "—Taxation of Our Company" and "—Annual Distribution Requirements."  Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Capital Stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our capital stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis in the capital stock at the time of the disposition.  In general, a U.S. stockholder's adjusted tax basis will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital.  In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our capital stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if our capital stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our capital stock is held for 12 months or less.  Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains.  The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT's "unrecaptured Section 1250 gain."

Holders are advised to consult with their tax advisors with respect to their capital gain tax liability.  Capital losses recognized by a U.S. stockholder upon the disposition of our capital stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year).  In addition, any loss upon a sale or exchange of shares of our capital stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

As discussed above in "—Annual Distribution Requirements," we may satisfy our distribution requirements by declaring a taxable stock dividend.  If we were to make such a taxable distribution of shares of our stock, stockholders would be required to include the full amount of such distribution into income.  As a result, a stockholder may be required to pay tax with respect to such dividends in excess of cash received.  Accordingly, stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution.  If a stockholder sells the shares it receives as a dividend in order to pay such tax, the sale proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of shares of our stock at the time of sale.  Moreover, in the case of a taxable distribution of shares of our stock with respect to which any withholding tax is imposed on a stockholder, we may have to withhold or dispose of part of the shares in such distribution and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

Medicare Tax on Unearned Income

The Health Care and Reconciliation Act of 2010 requires certain U.S. stockholders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our capital stock will not be treated as passive activity income.  As a result, U.S. stockholders will not be able to apply any "passive losses" against income or gain relating to our capital stock.  Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.  A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation.  However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI.  While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI.  Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our capital stock as "debt financed property" within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (2) our capital stock is not otherwise used in an unrelated trade or business and (3) we do not hold an asset that gives rise to "excess inclusion income" (see "—Effect of Subsidiary Entities," and "—Excess Inclusion Income"), distributions from us and income from the sale of our capital stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a "pension-held REIT."  We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts.  Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our capital stock applicable to non-U.S. stockholders of our capital stock.  For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our capital stock that is not a U.S. stockholder or an entity that is treated as a partnership for U.S. federal income tax purposes.  The discussion is based on current law and is for general information only.  It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary Dividends

The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty.  Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.  In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock.  In cases where the dividend income from a non-U.S. stockholder's investment in our capital stock is, or is treated as, effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions

Unless (A) our capital stock constitutes a U.S. real property interest (or USRPI) or (B) either (1) if the non-U.S. stockholder's investment in our capital stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual's net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax.  If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends.  However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.  If our capital stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder's adjusted tax basis in our capital stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (or FIRPTA) at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder's share of our earnings and profits.

Capital Gain Dividends

Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (or USRPI capital gains), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend.  In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains.  Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation.  However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year.  Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under "—Taxation of Non-U.S. Stockholders—Ordinary Dividends."  Also, the branch profits tax will not apply to such a distribution.  A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor.  Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) if the non-U.S. stockholder's investment in our capital stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual's net capital gain for the year).

Dispositions of Our Capital Stock

Unless our capital stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA.  The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.  We do not expect that more than 50% of our assets will consist of interests in real property located in the United States.

In addition, our capital stock will not constitute a USRPI if we are a "domestically controlled REIT."  A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders.  We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our capital stock should not be subject to taxation under FIRPTA.  However, because our stock is widely held, we cannot assure our investors that we are or will remain a domestically controlled REIT.  Even if we do not qualify as a domestically controlled REIT, a non-U.S. stockholder's sale of our capital stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) our capital stock owned is of a class that is "regularly traded," as defined by the applicable Treasury regulation, on an established securities market, and (b) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding stock of that class at all times during a specified testing period.

If gain on the sale of our capital stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our capital stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder's investment in our capital stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

Withholding on Payments to Certain Foreign Entities

Under the Hiring Incentives to Restore Employment Act (enacted in March 2010), certain payments made after December 2012 to “foreign financial institutions” and certain other non-U.S. entities may be subject to withholding at a rate of 30% on certain types of income, including dividends on and gains from the sale or other disposition of REIT shares.  Non-U.S. shareholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of their common shares held with or through a financial institution or other foreign entity.  See “—Legislation Relating to Foreign Accounts.”

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld.  Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder comes within an exempt category and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.  A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS.  Backup withholding is not an additional tax.  In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required.  Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty.  A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our capital stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption.  Payment of the proceeds of a sale of our capital stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

 Legislation Relating to Foreign Accounts

The Hiring Incentives to Restore Employment Act (enacted in March 2010) may impose withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities.  Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders (as defined in the Registration Statement) who own shares of our common stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders.  The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner.  If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements.  The legislation would apply to payments made after December 31, 2012.  Prospective investors should consult their tax advisors regarding this legislation.

State, Local and Foreign Taxes

We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside.  We own interests in properties located in several jurisdictions, and may be required to file tax returns in certain of those jurisdictions.  The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above.  Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability.  Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company's capital stock.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described in the accompanying prospectus under the heading “Material U.S. Federal Income Tax Considerations” are subject to a sunset provision.  The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Code will revert back to a prior version of those provisions.  These provisions include provisions related to the reduced maximum U.S. federal income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% U.S. federal income tax rate for qualified dividend income, and certain other tax rate provisions described herein.  The impact of this reversion generally is not discussed herein.  Consequently, prospective stockholders are urged to consult their tax advisors regarding the effect of sunset provisions on an investment in our common stock.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters for public offering and sale by them or we may sell the securities to investors directly or through agents.  Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale or at negotiated prices.  We also may, from time to time, authorize underwriters acting as agents to offer and sell the securities to purchasers upon the terms and conditions set forth in the applicable prospectus supplement.  In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent.  Underwriters may sell securities to or through dealers and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Securities may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.  Broker-dealers may also receive compensation from purchasers of these securities which is not expected to exceed that customary in the types of transactions involved.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.  Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act.  Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act.

Any securities issued hereunder (other than capital stock) will be new issues of securities with no established trading market.  Any underwriters or agents to or through whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice.  We cannot assure you as to the liquidity of the trading market for any such securities.

In connection with the offering of the securities described in this prospectus and an accompanying prospectus supplement, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the security being offered.  These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of these securities may also create a "short position" for their account by selling more equity securities in connection with the offering than they are committed to purchase from us.  In that case, the underwriters could cover all or a portion of the short position by either purchasing the securities in the open market following completion of the offering or by exercising any over-allotment option granted to them by us.  In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that is distributed in the offering but subsequently purchased for the account of the underwriters in the open market.  Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of our securities at a level above that which might otherwise prevail in the open market.  None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

Any underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Clifford Chance US LLP, New York, New York, will pass upon the validity of the securities we are offering by this prospectus.  If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009 and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports which are incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus the following documents which we have previously filed with the SEC under the File Number 1-13991:

(1)	Our Annual Report on Form 10-K for fiscal year ended December 31, 2009.

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010.

(3)	Our Definitive Proxy Statement dated April 6, 2010.

(4)	Our Current Reports on Form 8-K dated January 5, 2010, March 5, 2010, May 10, 2010, May 26, 2010, June 8, 2010 and September 20, 2010.

(5)
The description of the shares of capital stock contained in the Registration Statement on Form 8-A filed on March 26, 1998, including all amendments and reports filed for the purpose of updating such description.

(6)	The description of the shares of our 8.50% Series A Cumulative Redeemable Preferred Stock contained on Form 8-A filed on April 23, 2004.

Whenever after the date of this prospectus we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act those reports and documents will be deemed to be part of this prospectus from the time they are filed.  If anything in a report or document we file after the date of this prospectus changes anything in it, this prospectus will be deemed to be changed by that subsequently filed report or document beginning on the date the report or document is filed.

We will provide to each person to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus.  We will provide this information at no cost to the requestor upon written or oral request addressed to MFA Financial, Inc., 350 Park Avenue, 21st Floor, New York, New York 10022, attention: Investor Relations Department (Telephone: 212-207-6400).

INFORMATION WE FILE

We file annual, quarterly and current reports, proxy statements and other materials with the SEC.  The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers (including us) that file electronically with the SEC.  The address of that website is http://www.sec.gov.

Reports, proxy statements and other information we file also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.